Exhibit 5.1

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606-4637

Main Tel +1 312 782 0600

Main Fax +1 312 701 7711

www.mayerbrown.com

December 15, 2014

Envestnet, Inc.

35 East Wacker Drive — Suite 2400

Chicago, Illinois 60606

Ladies and Gentlemen:

We have acted as counsel to Envestnet, Inc., a Delaware corporation (the “Company”) in connection with the offer and sale by the Company of $150,000,000 aggregate principal amount of the Company’s 1.75% Convertible Notes due 2019 (the “Firm Securities”) and, at the election of the underwriters (the “Underwriters”) of the public offering thereof, up to $22,500,000 aggregate principal amount of the Company’s 1.75% Convertible Notes due 2019 (together with the Firm Securities, the “Securities”) to be issued pursuant to the Indenture, dated as of December 15, 2014, as supplemented by the First Supplemental Indenture, dated as of December 15, 2014 (together, the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”).  The Securities are convertible into cash, shares of the Company’s common stock, par value $0.005 per share (the “Common Stock” and, when issued upon conversion of the Convertible Notes, the “Conversion Shares”) or a combination of cash and Conversion Shares.  The public offering and sale of the Securities was registered under the Registration Statement on Form S-3 (No. 333-197145) (the “Registration Statement”), including the prospectus constituting a part thereof, dated July 1, 2014, and the prospectus supplement, dated December 9, 2014 (collectively, the “Prospectus”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

In rendering the opinions expressed herein, we have examined (i) the Registration Statement, (ii) the Prospectus, (iii) the Fifth Amended and Restated Certificate of Incorporation of the Company and all amendments thereto; (iv) the Amended and Restated Bylaws of the Company and all amendments thereto; (v) the Indenture and (vi) the global certificate representing the Firm Securities.  We have also examined such other documents and instruments and have made such further investigations as we have deemed necessary or appropriate in connection with this opinion.

In expressing the opinions set forth below, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, conformed or photostatic copies and the legal competence of each individual executing any document.  As to all parties other than the Company, we have assumed the due authorization, execution and delivery of all documents

Mayer Brown LLP operates in combination with other Mayer Brown entities with offices in Europe and Asia and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.

and the validity and enforceability thereof against all parties thereto, other than the Company, in accordance with their respective terms.

As to matters of fact (but not as to legal conclusions), to the extent we deemed proper, we have relied on certificates of responsible officers of the Company and of public officials and on the representations, warranties and agreements of the Company contained in the Underwriting Agreement.

Based upon and subject to the foregoing, and having regard for legal considerations that we deem relevant, we are of the opinion that:

(i)                                     the Indenture has been duly authorized, executed and delivered by the Company and (assuming the due authorization, execution and delivery thereof by the Trustee) constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally or by general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law);

(ii)                                  the Firm Securities, have been duly authorized, executed and delivered by the Company and, assuming that the Firm Securities have been duly authenticated by the Trustee in the manner required by the Indenture, when the Firm Securities have been delivered to the Underwriters against payment therefor, the Firm Securities will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally or by general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law); and

(iii)                             the Conversion Shares issuable upon conversion of the Securities have been duly authorized and reserved for issuance upon such conversion by all necessary corporate action and will be, when issued and delivered upon conversion of the Securities pursuant to the terms of the Indenture, will be validly issued, fully paid and non-assessable.

This opinion is limited to matters governed by the Federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the General Corporation Law of the State of Delaware and such applicable provisions of the Delaware Constitution).

The opinions and statements expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K relating to the offering of the Securities, which is incorporated by reference into the Registration Statement, and to the reference to our name under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

MAYER BROWN LLP

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